Exhibit 10.12

STERLING FINANCIAL CORPORATION

AND STERLING SAVINGS BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (Restated)

Sterling Financial Corporation and Sterling Savings Bank hereby adopt the Sterling Financial Corporation and Sterling Savings Bank Supplemental Executive Retirement Plan (Restated) (the “Plan”), effective as of January 1, 2009. The original effective date of the Plan was January 1, 2002.

I. PURPOSE

The purpose of the Plan is to provide retirement benefits for highly compensated key executives of Sterling to supplement the benefits under any plans qualified under Section 401(a) of the Internal Revenue Code.

II. DEFINITIONS

2.0 “Annual Salary” shall be the annual salary amount listed for each Participant in the Participant’s Beneficiary Designation and Acknowledgment Form.

2.1 “Beneficiary” means a person, designated under Section 3.8 by a Participant to receive any retirement benefits pursuant to this Plan in the event of Participant’s death.

2.2 “Beneficiary Designation and Acknowledgment Form” shall mean the beneficiary designation and acknowledgment form substantially in the form attached hereto as Exhibit 1.

2.3 “Board” shall mean the Board of Directors of Sterling Financial Corporation.

2.4 “Change in Control” shall mean the occurrence of a “change in ownership”, a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of a corporation, as determined in accordance with this Section.

In order for an event described below to constitute a Change in Control with respect to a Participant, except as otherwise provided in part (b)(ii) of this Section, the applicable event must relate to the corporation for which the Participant is providing services, the corporation that is liable for payment of the Participant’s Account (or all corporations liable for payment if more than one), as identified by the Committee in accordance with Treas. Reg. § 1.409A-3(i)(5)(ii)(A)(2), or such other corporation identified by the Committee in accordance with Treas. Reg.§ 1.409A-3(i)(5)(ii)(A)(3)

In determining whether an event shall be considered a “change in ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of a corporation, the following provisions shall apply:

(a) A “change in ownership” of the applicable corporation shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of such corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation, as determined in accordance with Treas. Reg. § 1.409A-3(i)(5)(v). If a person or group is considered either to own more than 50% of the total fair market value or total voting power of the stock of such corporation, or to have effective control of such corporation within the meaning of part (b) of this Section, and such person or group acquires additional stock of such corporation, the acquisition of additional stock by such person or group shall not be considered to cause a “change in ownership” of such corporation.

(b) A “change in effective control” of the applicable corporation shall occur only on either of the following dates:

(i) The date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of such corporation possessing 30% or more of the total voting power of the stock of such corporation, as determined in accordance with Treas. Reg. § 1.409A-3(i)(5)(vi). If a person or group is considered to possess 30% or more of the total voting power of the stock of a corporation, and such person or group acquires additional stock of such corporation, the acquisition of additional stock by such person or group shall not be considered to cause a “change in effective control” of such corporation; or

(ii) The date on which a majority of the members of the applicable corporation’s board of director is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such corporation’s board of directors before the date of the appointment or election, as determined in accordance with Treas. Reg. § 1.409A-3(i)(5)(vi). In determining whether the event described in the preceding sentence has occurred, the applicable corporation to which the event must relate shall only include a corporation identified in accordance with Treas. Reg. § 1.409A-3(i)(5)(ii) for which no other corporation is a majority shareholder.

(c) A “change in the ownership of a substantial portion of the assets” of the applicable corporation shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to more than 40% of the total gross fair market value of all for the assets of the corporation immediately before such acquisition or acquisitions, as determined in accordance with Treas. Reg. § 1.409A-3(i)(5)(vii)(B).

2.5 “Class” shall mean one of the three classes under “Normal Retirement Benefit” to which a Participant may be assigned by the Committee.

2.6 “Committee” shall mean the Personnel Committee of the Board.

2.7 “Director” shall mean a member of the board of directors of Sterling.

2.8 “Disability” or “Disabled” shall mean a Participant who either: (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than 3 months under an accident or health plan covering employees of the Participant’s employer. For purposes of this Plan, a Participant shall be deemed Disabled if determined to be totally disabled by the Social Security Administration. A Participant shall also be deemed disabled if determined to be disabled in accordance with the applicable disability insurance program of such Participant’s employer, provided that the definition of “disability” applied under such disability insurance program complies with the requirements of this Section.

2.9 “Early Retirement Benefit” shall mean the Normal Retirement Benefit multiplied by the Early Retirement Reduction Percentage.

2.10 “Early Retirement Reduction Percentage” is 5% annually for each year the Participant’s date of Separation from Service precedes his Normal Retirement Age (e.g., the Early Retirement Reduction Percentage is 5% for a Participant retiring the year prior to obtaining Normal Retirement Age). The Early Retirement Reduction Percentage is not to exceed 50%. For purposes of determining the number of years prior to Normal Retirement Age that a Participant’s retirement date occurs, a year shall be the 12-month period ending on such Participant’s birthday. No Early Retirement Reduction Percentage will be applied to the benefits of those Participants who have completed 25 Years of Service.

2.11 “Employee” shall mean any person who is in the regular full time employment of Sterling as determined by the personnel policies of Sterling.

2.12 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and includes applicable Department of Labor regulations.

2.13 “Internal Revenue Code” shall mean the Internal Revenue Code of 1986 as currently effective or subsequently amended.

2.14 “Normal Retirement Age” shall mean 67 1/2 in the case of Class I Participants and 65 in the case of Class II and III Participants.

2.15 “Normal Retirement Benefit” shall mean a series of annual payments (payable in monthly installments) over a number of years as set forth in the following table, as determined by the Class to which the Committee assigns a Participant, multiplied by the Vesting Percentage:

	Percentage of Annual Salary To be Received		Number of Annual Payments	Payments Commencing at Age
Class I	60		15	67 1/2
Class II	50	[1]	15	65
Class III	40	[2]	10	65

[1]	Percentage increases to 52%, 54%, 56%, 58% and 60% on the first through fifth anniversaries of the date on which the Participant entered the Plan.
[2]	Percentage increases to 42%, 44%, 46%, 48% and 50% on the first through anniversaries of the date on which the Participant entered the Plan.

2.16 “Participant” shall mean an Employee who has been assigned to a specific Class under this Plan by the Committee and who has executed a Beneficiary Designation and Acknowledgment Form. Participant includes any former Participant who has a retirement benefit payable hereunder which has not been wholly paid.

2.17 “Participating Employer” shall mean Sterling Financial Corporation, Sterling Savings Bank, INTERVEST-Mortgage Investment Company and Action Mortgage Company. In conjunction with the assignment of a Participant to a specific Class under the Plan, the Committee may expand the list of Participant Employers as necessary to include the employer of any newly designated Participant.

2.18 “Plan” shall mean this Sterling Financial Corporation and Sterling Savings Bank Supplemental Executive Retirement Plan as it may be amended from time to time.

2.19 “Present Value” shall be determined by discounting the future benefit payments using a discount rate of 7% per annum.

2.20 “Retirement” or “Retire” shall mean with respect to a Participant who is an Employee, a Separation from Service on or after the attainment of Normal Retirement Age.

2.21 “Separation from Service” shall mean a termination of services provided by a Participant to Sterling, whether voluntarily or involuntarily, other than by reason of death or Disability, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(h). In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:

(a) For a Participant who provides services to an Sterling as an Employee, except as otherwise provided in part (c) of this Section, a Separation from Service shall occur when such Participant has experienced a termination of employment with Sterling. A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and Sterling reasonably anticipate that either (i) no further services will be performed for Sterling after a certain date, or (ii) that the level of a bona fide services the Participant will perform for Sterling after such date (whether as an Employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Participant (whether as an employee or independent contractor) over the immediately preceding 36-month period (or the full period of services to Sterling if the Participant has been providing services to Sterling less than 36 months).

If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and Sterling shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with Sterling under an applicable statute or by contract. If the period of military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for Sterling.

(b) For a Participant who provides services to Sterling as an independent contractor, except as otherwise provided in part (c) of this Section, a Separation from Service shall occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for Sterling, provided that the expiration of such contract(s) is determined by the Committee to constitute a good-faith and complete termination of the contractual relationship between the Participant and Sterling.

(c) For a Participant who provides services to Sterling as both an Employee and an independent contractor, a Separation from Service generally shall not occur until the Participant has ceased providing services for Sterling as both an Employee and as an independent contractor, as determined in accordance with the provisions set forth in parts (a) and (b) of this Section, respectively. Similarly, if a Participant either (i) ceases providing services for Sterling as an independent contractor and begins providing services for Sterling as an employee; or (ii) ceases providing services for Sterling as an employee and begins providing services for Sterling as an independent contractor, the Participant will not be considered to have experienced a Separation from Service until the Participant has ceased providing services for such Employer in both capacities, as determined in accordance with applicable provisions set forth in parts (a) and (b) of this Section.

Notwithstanding the foregoing provisions in this part (c), if a Participant provides services for an Employer as both an Employee and as a Director, to the extent permitted by Treas. Reg. §1.409A- 1(h)(5) the services provided by such Participant as a Director shall not be taken into account in determining whether the Participant has experienced a Separation for Service as an Employee, and the services provided by such Participant as an Employee shall not be taken into account in determining whether the Participant has experienced a Separation from Service as a Director.

2.22 “Service” means employment by Sterling as an Employee, including employment prior to the adoption of this Plan.

2.23 “Sterling” shall mean:

(a) Except as provided in (b) of this Section 2.22, Sterling Financial Corporation, a Washington corporation, and Sterling Savings Bank, a Washington State-chartered bank, each of their direct or indirect subsidiaries and each of their respective successors.

(b) For the purpose of determining whether a Participant has experienced a Separation from Service, the term “Sterling” shall mean

(i) The entity for which the Participant performs services and with respect to which the legally binding right to benefits under this Plan arises; and

(ii) All other entities with which the entity described above would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or business, whether or not incorporated, under common control), as applicable. In order to identify the group of entities described in the preceding sentence, the Committee shall use an ownership threshold of at least 50% as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying the applicable provisions of: (A) Code Section 1563 for determining a controlled group of corporations under Code section 414(b); and (B) Treas. Reg. §1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).

2.24 “Vesting Percentage” used to calculate the benefits provided under the Plan is determined under the following table:

Years of Service with Sterling as of Separation from Service	Percent of Benefit Vested
1 Year of Service but less than 2	10%
2 Years of Service but less than 3	20%
3 Years of Service but less than 4	30%
4 Years of Service but less than 5	40%
5 Years of Service but less than 6	50%
6 Years of Service but less than 7	60%
7 Years of Service but less than 8	70%
8 Years of Service but less than 9	80%
9 Years of Service but less than 10	90%
10 Years of Service	100%

2.25 “Years of Service” means the total number of full years of Service by a Participant. For purposes of this definition, a year of employment shall be a 365-day period (or 366-day period in the case of a leap year) that, for the first year of employment, commences on the Employee’s date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date. A partial year of employment shall not be treated as a Year of Service.

III. PLAN BENEFITS

3.0 Normal Retirement: As of the Normal Retirement Age, a Participant in Service shall be eligible to Retire with Sterling and receive his Normal Retirement Benefit hereunder. Participant shall commence receiving payment of his Normal Retirement Benefit on the first payroll date of the seventh month following the date on which the Participant Retires.

3.1 Delayed Retirement: In the event a Participant remains in Service following the Normal Retirement Age, the date he actually experiences a Separation from Service shall be his delayed retirement date (“Delayed Retirement Date”). On the first payroll date of the seventh month following such Delayed Retirement Date, Participant shall commence receiving payment of his Normal Retirement Benefit.

3.2 Early Retirement: Subject to all the other provisions of the Plan, in the event a Participant’ experiences a Separation from Service prior to the Normal Retirement Age for any reason other than death or Disability, he shall receive an Early Retirement Benefit. Participant shall commence receiving payment of his Early Retirement Benefit as of the later of: (a) the first payroll date of the seventh month following Participant’s Separation from Service; or (b) the first payroll date of the month following the date on which the Participant attains Normal Retirement Age.

3.3 Disability: In the event a Participant in Service becomes Disabled prior to Normal Retirement Age, he will be credited with Service until either his Disability ceases or he attains Normal Retirement Age, whichever is earlier. If the Participant ceases to be Disabled prior to the Normal Retirement Age, the Participant shall be deemed to have experienced a Separation from Service with Sterling as of the date he ceased to be Disabled and will receive payments of the Early Retirement Benefit pursuant to the terms of Section 3.2, above, based on such deemed Separation from Service, unless he resumes Service with Sterling at such time. If Participant remains Disabled until reaching Normal Retirement Age, Participant will receive his Normal Retirement Benefit pursuant to Section 3.1, above, with credit for Service as provided in this Section 3.3.

3.4 Death While In Service or after Disability: In the event a Participant dies while in Service or during the continuation of a Disability and prior to the receipt of retirement benefits, then the retirement benefit of the Participant shall be the Present Value of the Normal Retirement Benefit, except that the Normal Retirement Benefit will not be reduced by the application of the Vesting Percentage. Such retirement benefit shall be payable to the Beneficiary of the Participant in monthly installments commencing on the first payroll date of the month following the Participant’s death.

3.5 Death Following Commencement of Benefit Payments: In the event a Participant dies following commencement of retirement benefit payments under this Plan, any remaining payments shall be made to the Beneficiary of the Participant.

3.6 Death Following Early Retirement: In the event a Participant dies following Early Retirement and his retirement benefit payments have not commenced, his Early Retirement Benefit will be made to the Beneficiary, payable in monthly installments commencing on the first payroll date of the month following the Participant’s death.

3.7 No Trust: Sterling intends this Plan to be an unfunded plan maintained primarily to provide supplemental retirement benefits for a select group of management or highly compensated employees within the meaning of ERISA and the Internal Revenue Code and intends this Plan to be exempt from parts 2, 3, and 4, of Title I of ERISA. Sterling’s obligation to pay benefits under this Plan is an unsecured promise to pay. Sterling shall not be obligated under any circumstances to fund its financial obligations under this Plan prior to the date any benefits become payable pursuant to the terms of this Plan, and neither Sterling, members of the Board or Committee, nor any other person shall be deemed to be a trustee of any amounts to be paid under the Plan. No Participant or Beneficiary shall have any right, title, or interest whatsoever in or to any insurance, reserves, accounts, or funds that Sterling may purchase, establish, or accumulate to aid in providing benefits under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create a trust or fiduciary relationship of any kind between Sterling, the Board or the Committee, on one hand and a Participant, Beneficiary, or any other person on the other hand.

3.8 Designation of Beneficiary: Each Participant shall have the right to designate Beneficiaries who are to succeed to his contingent right to receive benefits payments hereunder in the event of his death. In case of a failure to designate, or in the case of the death of a designated Beneficiary without a designated successor, distributions shall be made to a Participant’s surviving spouse or, if none, to his estate. No designation of Beneficiary or change thereof shall be valid unless a replacement Beneficiary Designation and Acknowledgment Form is signed by the Participant, dated and filed with the Committee, or its Designee, as defined under Section 7.0, below.

IV. CHANGE IN CONTROL

4.0 Change in Control: If a Change in Control of Sterling occurs while the Participant is in Service, and if within 3 years following such Change in Control (i) the employment of the Participant is terminated as a result of such Change in Control, or (ii) the Plan is terminated, then the retirement benefit of the Participant, determined as of the date the event described in (i) or (ii) occurs, shall be the Present Value of the Normal Retirement Benefit, except that the Normal Retirement Benefit will not be reduced by the application of the Vesting Percentage. Instead, the benefit will be reduced by 5% for each of the Participant’s completed Years of Service less than 20. Such retirement benefit shall be payable in a lump sum six months after the event described in (i) or (ii) to the Participant if he is living, or if not living the Beneficiary.

4.1 Termination as a Result of Change in Control: Notwithstanding any provisions in this Plan to the contrary, if the Participant experiences a Separation from Service due to termination of employment by Sterling (or any successor to Sterling) for any reason other than for Cause, as defined in the last sentence of Section 5.0, or due to termination of employment by the Participant for Good Reason, as defined in Section 4.2, within 3 years following a Change in Control of Sterling, such termination of employment shall be deemed to be as a result of the Change in Control of Sterling for purposes of this Section 4 unless such separation is because of death, Disability or Retirement.

4.2 Good Reason: For purposes of this Section 4, Good Reason shall mean the occurrence of a Good Reason Event as described in 4.2(a), followed by compliance with the provisions of 4.2(b).

(a) Good Reason Events. For purposes of the Plan, a termination for Good Reason shall mean Participant’s Separation from Service upon the occurrence of one of the following events within three years of the occurrence of a Change in Control:

(i) Inferior Duties. The assignment of duties by Sterling to Participant without his or her written consent that (A) are inferior to Participant’s duties prior to the Change in Control in any material respect, (B) result in Participant having inconsequential authority or responsibility compared to the authority or responsibility he had prior to the Change in Control, or (C) result in Participant reporting to or being supervised by someone having less authority or responsibility than the person or body Participant reported to prior to the Change in Control.

(ii) Salary Reduction. A material reduction of Participant’s salary in effect immediately prior to the Change in Control.

(iii) Relocation. Participant, without his written consent, is required by his employment to perform a substantial part of his duties at one or more locations more than twenty-five miles distant from the location where Participant performed his duties prior to the Change in Control.

(iv) Breach. A material breach by the Sterling of any provision of this Plan.

(b) Notice of Good Reason. Upon the occurrence of an event listed in Section 4.2(a), Participant shall give written notice to Sterling of the existence of an event constituting Good Reason within 90 days of the initial occurrence of such event, and Sterling will have 30 days to cure or otherwise obtain Participant’s express written consent to the occurrence or continuance of such event. Any termination for Good Reason must occur within two years of the initial occurrence of an event constituting Good Reason hereunder. Participant’s termination for Good Reason hereunder shall be treated as an involuntary Separation from Service under Internal Revenue Code Section 409A.

4.3 Exclusive Benefit: A Participant’s receipt of benefits under this Section 4 shall be in lieu of all other benefits provided under the Plan.

V. TERMINATION

5.0 Termination for Cause: Notwithstanding any contrary provision of this Plan, in the event a Participant’s employment is terminated for cause there shall be no benefits accrued or paid under the Plan to the Participant or Beneficiary. “Cause,” prior to a Change in Control, shall mean a determination by the Board in its absolute discretion, that a Participant has engaged in dishonest or fraudulent action in the performance of his duties for Sterling. “Cause,” following a Change in Control, shall mean conduct that would constitute (a) a felony, or (b) a misdemeanor involving dishonesty, fraud or moral turpitude, under the Criminal Code of the State of Washington.

5.1 Non-compete Clause: Notwithstanding any contrary provision of this Plan, the right of a Participant to any benefits under this Plan will be forfeited if:

(a) during the one year period following termination of Service, Participant, without express prior written consent of Sterling, directly or indirectly, owns or holds any proprietary interest in any corporation, partnership, sole proprietorship or other entity engaged in competition with Sterling (a “Competitor”); or

(b) during the two year period following termination of Service, the Participant, without prior written consent of Sterling, directly or indirectly, (1) solicits or services for the account of any Competitor any customer or client of Sterling; (2) acts on behalf of any Competitor to interfere with the relationship between Sterling and its Employees; or (3) solicits Employees for new employment.

For purposes of this Section 5.1, (i) the term “proprietary interest” means legal or equitable ownership, whether through stockholdings or otherwise, of greater than a 20% equity interest in a business, firm or entity, and (ii) an entity shall be considered to be “engaged in competition” if such entity is, or is a holding company for a bank, savings and loan association or other financial services business engaged in a business that competes with Sterling in the states of Washington, Idaho, Montana or Oregon.

VI. DISTRIBUTIONS

6.0 Method of Payment: Benefits shall be payable in monthly installments, except for benefits under Article IV, which are payable in lump sum.

VII. PLAN ADMINISTRATION

7.0 Administration: This Plan shall be administered for Sterling by persons or entities designated by the Committee to administer the Plan (the “Designee”). Subject to the discretion of the Board and the Committee, the Designee shall have the authority to control and manage the operation and administration of the Plan. In the event that an overpayment is made, or in the event the retirement benefit is paid to an individual who is not entitled to the retirement benefit under the Plan, the Designee shall take all reasonable steps as soon as practicable to adjust future payments, to recover the overpayment, including the institution of judicial proceedings.

7.1 Committee – Specific Authority: The authority of the Committee shall include, without limitation, the power:

(a) To amend or modify this Plan, provided that any such amendment or modification may not reduce any of the benefits accrued under the Plan as of the date of such amendment;

(b) To terminate this Plan, in accordance with the requirements of Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder, provided that any such termination may not reduce the retirement benefits of a Participant then in Service, which he shall be entitled to receive commencing at Normal Retirement Age in lieu of any other benefit under this Plan. Notwithstanding the preceding sentence, to the extent permitted by Treas. Reg. §1.409A-3(j)(4)(ix), the Committee may provide that upon termination of the Plan, the Present Value of all accrued benefits of the Participants shall be distributed, subject to and in accordance with any rules established by such Committee deemed necessary to comply with the applicable requirements and limitations of Treas. Reg. §1.409A-3(j)(4)(ix).

(c) To authorize the Designee to administer the claims procedure to the extent provided in Section 8.

(d) To interpret the provisions of this Plan, consistent with Internal Revenue Code Section 409A and the applicable guidance promulgated thereunder.

7.2 Required Information to Designee: Each Participant will furnish to the Designee such information as the Designee considers necessary or desirable for purposes of administering the Plan, and the revisions of the Plan respecting any payments under it are conditional upon the Participant’s furnishing promptly true, full and complete information as the Designee may request. Such representation shall be binding upon any party seeking to claim a benefit through a Participant. Each Participant will submit proof of age to the Designee at such time as required by the Designee. The Designee will, if proof of age is not submitted as required, make use of conclusive evidence of any information as is deemed by it to be reliable.

VIII. CLAIMS PROCEDURES

8.1 Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Designee, as defined in Section 7.0, a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

8.2 Notification of Decision. The Designee shall consider a Claimant’s claim within a reasonable time, but no later than 90 days after receiving the claim. If the Designee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Designee expects to render the benefit determination. The Designee shall notify the Claimant in writing:

(a) that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b) that the Designee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i) the specific reason(s) for the denial of the claim, or any part of it;

(ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv) an explanation of the claim review procedure set forth in Section 8.3 below; and

(v) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

8.3 Review of a Denied Claim. On or before 60 days after receiving a notice from the Designee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Designee a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative):

(a) may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claim for benefits;

(b) may submit written comments or other documents; and/or

(c) may request a hearing, which the Designee, in its sole discretion, may grant.

8.4 Decision on Review. The Designee shall render its decision on review promptly, and no later than 60 days after the Designee receives the Claimant’s written request for a review of the denial of the claim. If the Designee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Designee expects to render the benefit determination. In rendering its decision, the Designee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a) specific reasons for the decision;

(b) specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(d) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

8.5 Disability Benefits. The Designee shall comply with the special rules for Disability claims in 29 CFR §2560.503-1, where the availability of the benefit is conditioned upon a showing of Disability. Where a benefit is available only on a finding of Disability and such finding has already been determined under another benefit plan or program of the Employer, the special Disability claim rules need not apply and the rules of this Section 8 shall govern.

8.6 Action by Authorized Representative of Claimant. All actions set forth in this Section 8 to be taken by the claimant likewise may be taken by a representative of the claimant duly authorized by him to act on his behalf on such matters. The Designee and the Committee may require such evidence of the representative’s authority to act as either the Designee or the Committee may reasonably deem necessary or advisable.

8.7. Legal Action. A Claimant’s compliance with the foregoing provisions of this Section 8 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

IX. MISCELLANEOUS

9.0 Competence: Every person receiving or claiming amounts payable under this Plan shall be conclusively presumed mentally competent and of legal age until the Committee receives a written notice, in a form, manner and substance acceptable to it, that the person is incompetent or is a minor or that a guardian or other person usually vested with care of the person’s estate has been appointed. In that case, payments shall be made to the appointed person on behalf of the recipient. Payment to such person or institution shall be in full satisfaction of all claims by or through the Participant to the extent of the amount thereof.

9.1 Lost Distributees: Notwithstanding any contrary provision herein, a benefit shall be deemed forfeited if the Committee is unable after a reasonable effort to locate the Participant or any party claiming under or through him to whom payment is due; provided, however, that such benefit shall be reinstated if a valid claim is made by or on behalf of such person for the forfeited benefit.

9.2 Receipt and Release for Payments: Any payment made from the Plan to or with respect to any Participant shall be in full satisfaction of all claims hereunder against the Plan and Sterling with respect to the Plan to the extent of such payment. The recipient of any payment from the Plan may be required by the Committee to execute a receipt and release thereto in such form as shall be acceptable to the Committee as a condition precedent to such payment.

9.3 Employment Not Guaranteed: Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to be retained in the employ of Sterling, nor shall it interfere with the right of Sterling to discharge a Participant or deal with him without regard to the effect thereof under the Plan.

9.4 No Liability: Neither Sterling, the Committee, the Board nor any affiliate of any of them shall be liable for any action or determination made with respect to this Plan.

9.5 No Guarantee of Tax Consequences: Neither Sterling nor the Committee makes any commitment or guarantee that any federal or state tax treatment will apply or be available to any Participant in the Plan.

9.6 Merger: This Plan document including Exhibits constitute the full and entire understanding with regard to this subject matter and may not be modified or abrogated orally or by course of dealing, but only by another instrument in writing duly adopted by the Board.

9.7 Severability: In the event any provision of this Plan shall be held illegal, invalid or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal, invalid or unenforceable provision had never been included herein.

9.8 Benefits Not Assignable: Neither the Participant nor Beneficiary may assign, transfer, anticipate or pledge the benefits under this Plan, nor may they be subject to attachment or garnishment of creditors. Any attempt to assign, transfer or pledge a Participant’s benefits under this Plan is void.

9.9 Headings: The headings and subheadings of the Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

9.10 Notice: Any notices required or permitted to be given under this Plan shall be sufficient if in writing and hand delivered or sent by certified or registered mail, return receipt requested, to the following addresses:

To Sterling:	Sterling Financial Corporation and Sterling Savings Bank 111 North Wall Street Spokane, WA 99201

To Participant: At the Participant’s Address on File with Sterling or at such other addresses as Sterling or a Participant may designate, from time to time, in writing.

9.11 Governing Law: To the extent not superceded by the laws of the United States, the Plan will be construed and enforced according to the laws of Washington.

9.12 Gender Usage: The use of the masculine includes the feminine gender for all purposes of this Plan document.

9.13 Exhibits: Exhibits referred to herein shall be deemed to be incorporated herein by reference.

X. EFFECTIVE DATE

10.0 The original effective date of this Plan shall be January 1, 2002. The effective date of this restatement of the Plan is January 1, 2009.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Sterling Financial Corporation and Sterling Savings Bank Supplemental Executive Retirement Plan (Restated), having been duly approved and adopted by the respective Board of each entity, is executed on behalf of the Sterling on Dec 29, 2008.

Sterling Financial Corporation

By:
Title:

Attest:

By:

(Corporate Seal)

Sterling Savings Bank

By:
Title:

Attest:

By:

(Corporate Seal)

[Signature Page to Sterling Financial Corporation and Sterling Savings Bank

Supplemental Executive Retirement Plan (Restated)]

Exhibit 1

STERLING FINANCIAL CORPORATION

and STERLING SAVINGS BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

BENEFICIARY DESIGNATION

AND ACKNOWLEDGMENT FORM

Pursuant to the Plan, in the event of the Participant’s death, the Participant designates the following as the Beneficiaries to succeed to any rights the Participant may have to receive benefit payments under this Plan:

1.				%*
	Beneficiary Name	Address	Social Security No. Percent
2.				%*
	Beneficiary Name	Address	Social Security No. Percent

Furthermore, Participant and Participant’s spouse hereby acknowledge:

(i) that the Participant has been assigned to Class and to an Annual Salary of $ under the Plan;

(ii) that notwithstanding any oral or written descriptions of the Plan, the Plan documents, as it may be amended from time to time, shall govern the Plan and the Participant’s rights under the Plan.

Participant

Participant’s Spouse

*	If the percentage for each Beneficiary is not provided, the total benefit will be divided equally among the living Beneficiaries designated.

Exhibit 1